Exhibit 99.h(1)

AMENDED AND RESTATED UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT (the “Agreement”) is made effective as of December 17, 2012 by and between FORESIDE FUNDS DISTRIBUTORS LLC, a Delaware limited liability company (“Distributor”), and VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC, a Delaware limited liability company (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund operates as a closed-end interval management investment company pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered units of beneficial interest (such units of all series are hereinafter called the “Shares”) to be offered for sale in a public offering and which are registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 pursuant to the Fund’s Registration Statement on Form N-2, as amended;

WHEREAS, the Shares are authorized by, and subject to the terms and conditions of, the Operating Agreement of the Fund, as amended from time to time (collectively, the “Fund Documents”), in the form filed as exhibits to the Fund’s Registration Statement; and

WHEREAS, the Fund wishes to retain Distributor to serve as principal underwriter and distributor in connection with the offering by the Fund of that number of Shares of the Fund as shall be agreed upon by the Distributor and the Fund and Distributor wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

I.                                        Certain Definitions.

As used in this Agreement:

A.                                    “1933 Act” means the Securities Act of 1933, as amended.

B.                                    “1934 Act” means the Securities Exchange Act of 1934, as amended.

C.                                    “1940 Act” has the meaning provided in the recitals to the Agreement.

D.                                    “Adviser” means Versus Capital Advisors LLC in its role as defined within the Registration Statement.

E.                                     “Affiliate” means, when used with respect to any person, any other person that directly or indirectly, controls, is controlled by or is under common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

F.                                      “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Fund or any Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

G.                                    “FINRA” means the Financial Industry Regulatory Authority, Inc.

H.                                   “Intellectual Property Rights” means copyright rights, patent rights, trade secret rights, and any other proprietary or intellectual property rights recognized in any jurisdiction in the world.

I.                                        “Oral Instructions” mean oral instructions received by Distributor from an Authorized Person or from a person reasonably believed by Distributor to be an Authorized Person.  Distributor may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

J.                                        “Prospectus” means any Prospectus relating to the Fund or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

K.                                   “Registration Statement” means any Registration Statement, including any Prospectus and any Statement of Additional Information included therein, relating to the Fund or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

L.                                     “SEC” has the meaning provided in the recitals to the Agreement.

M.                                 “Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

N.                                    “Statement of Additional Information” means any Statement of Additional Information relating to the Fund or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

O.                                    RESERVED

P.                                      “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by Distributor to be an Authorized Person) and received by Distributor or (ii) trade instructions transmitted (and received by Distributor) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above by hand, mail, tested telegram, cable, telex or facsimile sending device.

II.                                   RESERVED

III.                              RESERVED

IV.                               Duties and Obligations of the Parties.

A.                                    Duties and Obligations of the Distributor.

(1)                                 The Distributor agrees to act as agent of the Fund for distribution of the Shares, upon the terms and at the current offering price (plus sales charge, if any) described in the Registration Statement.

(2)                                 During the public offering of Shares of the Fund, the Distributor shall use commercially reasonable efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or directly to the Fund, or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement. The Fund or its designated agent will confirm orders and subscriptions upon receipt will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in book entry form.

(3)                                 The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

(4)                                 The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Registration Statement and any sales literature and advertising materials specifically approved by the Fund.

(5)                                 The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Fund any comments provided by regulators with respect to such materials.

(6)                                 The Fund agrees to redeem or repurchase Shares tendered by shareholders of the Fund in accordance with the Fund’s obligations in the Registration Statement.  The Fund reserves the right to suspend such repurchase right upon written notice to the Distributor.

(7)                                 The Distributor may, in its discretion, and shall, at the request of the Fund, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Shares of the Fund.  The form of any dealer agreement shall be approved by the Fund.  The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the Fund and (ii) such corresponding payment has been approved by the each Fund’s Board. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

(8)                                 The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

(9)                                 The Distributor shall prepare reports for the Directors or Managers of the Fund, as applicable, regarding its activities under this Agreement as from time to time shall be reasonably requested by the Directors or Managers.

(10)                          The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Fund, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

(11)                          The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

(12)                          Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

(13)                          The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

B.                                    Duties and Obligations of the Fund.

(1)                                 The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the registration of the Fund in conformity with the requirements of the 1940 Act.

(2)                                 The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification and registration of Shares of the Fund in conformity with the 1933 Act and any applicable state blue sky laws.

(3)                                 The Fund shall notify, or cause its designee to notify, Distributor in writing of the jurisdictions in which the Shares are registered or exempt from registration and shall notify Distributor promptly in writing of any changes to the information contained in the previous notification.

(4)                                 The Fund authorizes Distributor to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with distribution of the Shares.

(5)                                 The Fund shall furnish Distributor with sufficient copies of any and all agreements, plans, communications with the public, or other materials which the Fund intends to use in connection with any sales of Shares in adequate time for Distributor to review and file such materials with the proper authorities before they are distributed for use.  Distributor and the Fund may agree that any such material does not need to be filed subsequent to distribution.  In addition, the Fund agrees not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by Distributor.

(6)                                 The Fund acknowledges and agrees that the NSCC participant number established and maintained by the Distributor on behalf of the Fund is for use by the Fund or its transfer agent, and that Distributor is not an agent of the Fund for NSCC purposes.  The Fund shall comply, or cause its transfer agent to comply, with the rules of the NSCC in the use of the Distributor’s NSCC membership to effect transactions in Shares.

(7)                                 Fund acknowledges that Distributor may, but shall not be obligated to, propose from time to time such amendments or supplements to any Registration Statement as Distributor may deem to be necessary or advisable.  Upon receipt of such proposed amendment or supplement, the Fund shall either (i) prepare such amendment and/or supplement proposed by the Distributor, or (ii) provide to Distributor an opinion of counsel to the Fund, in a form satisfactory to Distributor and on which Distributor may rely, indicating that such proposed amendment and/or supplement is not necessary or advisable under applicable law.  If Fund fails to perform either (i) or (ii) above within fifteen days after the Fund’s receipt of such proposed amendment or supplement, Distributor may, but shall not be obligated to, at its option, terminate this Agreement immediately.

(8)                                 Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Fund or any Fund may decline to accept any orders for, or make any sales of, the Shares until such time as the Fund or Fund deems it advisable to accept such orders and to make such sales.  The Fund or Fund shall advise Distributor promptly of any determination to decline to accept orders for or make sales of the Shares, and shall advise Distributor promptly of any subsequent determination to accept such orders and make such sales.

(9)                                 The Fund shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Fund, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statement, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund.

V.                                    Representations and Warranties of the Parties

A.                                    Representations and Warranties of Distributor.

Distributor represents and warrants to the Fund the following:

(1)                                 In furnishing its services and performing its duties under this Agreement, Distributor shall act in conformity with the applicable Prospectus and Statement of Additional Information and shall not utilize any materials except the applicable Fund Prospectus and Statement of Additional Information and such other materials as the Fund or Fund shall provide or approve.

(2)                                 Distributor undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Distributor hereunder.  Distributor assumes no responsibility for compliance by the Fund, any Fund or any other entity with the applicable requirements of the Securities Laws or any laws, rules or regulations of governmental authorities having jurisdiction over such entity.

B.                                    Representations and Warranties of the Fund.

(1)                                 The Fund is registered as an investment company under the 1940 Act and the Shares sold by each Fund will be, registered under the 1933 Act.

(2)                                 The Fund agrees that it will take all action necessary to register sufficient Shares under the 1933 Act.

(3)                                 All Registration Statements filed by the Fund or any Fund with the SEC under the 1933 Act with respect to the Shares shall be prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder.

(4)                                 Any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC.

(5)                                 All statements of fact contained in any such Registration Statement will be true and correct when such Registration Statement becomes effective;

(6)                                 No Registration Statement, when such Registration Statement becomes effective, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.

(7)                                 The Fund shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any Registration Statements and/or supplements to any Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

(8)                                 The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus.  The net asset value of the Shares shall be calculated by the Fund or by another entity on behalf of the Fund.  Distributor shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(9)                                 The Fund will not issue Shares of Fund that are not in compliance with the applicable conditions and qualifications set forth in NASD Rule 2830 of the Rules of FINRA, as amended from time to time, which enables a member of FINRA to offer or sell investment company securities.

(10)                          The Fund will comply with all 1940 Act restrictions or prohibitions on transactions with Distributor and any of its Affiliates.  The Fund agrees to provide advance notice to Distributor of any transactions it intends to engage in with Affiliates of Distributor.

(11)                          The Fund will comply with all applicable requirements of the Securities Laws and all laws, rules and regulations of governmental authorities having jurisdiction over it.

(12)                          No Shares shall be distributed or offered by the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Fund’s obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Fund’s Registration Statement or Fund Documents.

VI.                               Compensation.

A.                                    In consideration of Distributor’s services in connection with the distribution of Shares of each Fund and class thereof, Distributor shall receive the compensation set forth in Exhibit A.

B.                                    Except as specified in Section VI.(A), Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by Distributor pursuant to this Agreement.  Distributor may receive compensation from Adviser related to its services hereunder or for additional services all as may be agreed to between the Adviser and Distributor.”

VII.                          Instructions.

A.                                    Unless otherwise provided in this Agreement, Distributor shall act only upon Oral Instructions or Written Instructions.

B.                                    Distributor shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Distributor to be an Authorized Person) pursuant to this Agreement.  Distributor may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s organizational documents or this Agreement or with any vote, resolution or proceeding of the Fund’s Board of Directors or any Fund’s shareholders, unless and until Distributor receives Written Instructions to the contrary.

C.                                    The Fund agrees to forward to Distributor Written Instructions confirming Oral Instructions so that Distributor receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by Distributor or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Distributor’s ability to rely upon such Oral Instructions.  Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Distributor shall incur no liability to the Fund or any Fund in acting upon such Oral Instructions or Written Instructions provided that Distributor’ actions comply with the other provisions of this Agreement.

D.                                    Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Distributor shall incur no liability to the Fund or any Fund in acting upon such Oral Instructions or Written Instructions provided that Distributor’s actions comply with the other provisions of this Agreement.

VIII.                     Right to Receive Advice.

A.                                    Advice of the Fund.  If Distributor is in doubt as to any action it should or should not take, Distributor may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

B.                                    Advice of Counsel.  If Distributor is in doubt as to any question of law pertaining to any action it should or should not take, Distributor may request advice from counsel of its own choosing (who may be counsel for the Fund, the advisor for any Fund or Distributor, at the option of Distributor).

C.                                    Conflicting Advice.  In the event of a conflict between directions, advice, Oral Instructions or Written Instructions Distributor receives from the Fund on the one hand, and the advice it receives from counsel on the other hand, Distributor may rely upon and follow the advice of counsel.

D.                                    Protection of Distributor.  Distributor shall be protected in any action it takes or does not take in reliance upon directions, advice, Oral Instructions or Written Instructions it receives from the Fund or any Fund, or in reliance upon advice from counsel and which Distributor believes, in good faith, to be consistent with such directions. advice, Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon Distributor (i) to seek such directions, advice, Oral Instructions or Written Instructions, or (ii) to act

in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Distributor’s properly taking or not taking such action.

IX.                              Records; Visits.

A.                                    Any books and records pertaining to the Fund or any Fund that are in the possession or under the control of Distributor, shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Fund and Authorized Persons shall have access to such books and records at all times during Distributor’s normal business hours.  Upon the reasonable request of the Fund or any Fund, copies of any such books and records shall be provided by Distributor to the Fund or to an Authorized Person, at the Fund’s expense.

B.                                    Upon termination of this Agreement, all documents (including any tangible media) related to this Agreement or the services provided hereunder shall be handled as follows:

(1)                                 Notwithstanding anything to the contrary in this Agreement, each party shall retain the documents it is required by law to maintain;

(2)                                 Documents shall be returned to the party that owns the documents to the extent such party so requests, or destroyed to the extent such party requests destruction; provided that any request for return or destruction is made within 90 days after the termination of this Agreement;

(3)                                 All documents related to this Agreement or the services provided hereunder retained by a party after termination of this Agreement, that contain Confidential Information of the other party shall be maintained subject to the provisions of Section X of this Agreement;

(4)                                 Either party may request a copy of any document related to this Agreement or the services provided hereunder retained by the other party after termination of this Agreement; provided that the party making the request reimburses the other party for the reasonable copying cost; and

(5)                                 Notwithstanding any other provision of this Section IX.B., any document related to this Agreement or the services provided hereunder, retained by a party after termination of this Agreement may be destroyed by such party according to its normal records destruction schedule, provided that such schedule is consistent with applicable law.

X.                                   Confidentiality.

A.                                    Each party shall hold any and all information relating to the other party’s business (“Confidential Information”) in strictest confidence and shall use and permit use of Confidential Information solely for the purposes of this Agreement.  Without limiting the generality of the foregoing, any party receiving Confidential Information of the other party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the receiving party employs with respect to its own Confidential Information.  Confidential Information includes, but is not limited to:

(1)                                 any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Distributor, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(2)                                 any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Distributor (or their respective Affiliates) a competitive advantage over its competitors;

(3)                                 all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(4)                                 anything designated as confidential.

B.                                    Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to the confidentiality obligations hereunder if it:

(1)                                 is already known to the receiving party at the time it is obtained;

(2)                                 is or becomes publicly known or available through no wrongful act of the receiving party;

(3)                                 is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(4)                                 is released by the protected party to a third party without restriction;

(5)                                 is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(6)                                 is relevant to the defense of any claim or cause of action asserted against the receiving party;

(7)                                 is Fund information provided by Distributor in connection with an independent third party compliance or other review;

(8)                                 needs to be released by Distributor in connection with the provision of services under this Agreement; or

(9)                                 has been or is independently developed or obtained by the receiving party.

C.                                    Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that (i) it will comply with Regulation S-P and the Act with respect to such information, and (ii) it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to furnish the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

D.                                    The provisions of this Section X shall survive termination of this Agreement for a period of three (3) years after such termination.

XI.                              Standard of Care/Limitations of Liability.

A.                                    The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Fund pursuant to this Agreement; (ii) the Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, shareholder reports, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold, provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Fund or its counsel by the Distributor in writing and acknowledging the purpose of its use.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Fund.  Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section XI(A).

B.                                    The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them.  The Fund’s indemnification agreement contained in Sections XI(A) and XI(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.                                    The Fund shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section XI to the maximum extent permissible under applicable law.

D.                                    The Distributor shall indemnify, defend and hold the Fund, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Distributor to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section XI(D).

E.                                     The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them.  The Distributor’s indemnification agreement contained in Sections XI(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

F.                                      No person shall be obligated to provide indemnification under this Section XI if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section XI to the maximum extent so permissible.

G.                                    Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

H.                                   To the extent that Distributor is requested or required by the Fund to enter into any Non-Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by Distributor in any Non-Standard Dealer Agreement to the extent that Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Distributor provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

I.                                        Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

J.                                        Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

XII.                         RESERVED

XIII.                    Duration and Termination.

This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Directors or (ii) a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, on at least sixty days’ prior written notice, by the Fund’s Board of Directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by Distributor.  Subject to Section XVI, this Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).  In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor underwriter or other service provider, and all trailing expenses incurred by Distributor, will be borne by the Fund.

XIV.                     Notices.

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) and delivered in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the persons listed below at the following addresses:

To Distributor:

Three Canal Plaza, Suite 100

Portland,  ME 04101,

Attn: Legal Dept.

With a copy to:

Susan K. Moscaritolo

Chief Compliance Officer FORESIDE

899 Cassatt Road, 400 Berwyn Park, Suite 110

Berwyn, PA 19312

To the Fund:

Versus Capital Multi-Manager Real Estate Income Fund LLC

7100 East Belleview Avenue, Suite 306

Greenwood Village, CO 80111-1632

Attention:  Bill Fuhs

Facsimile no.: 888-792-7401

Each party may change its address by giving notice as herein provided.

XV.                          Amendments.

This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by both the Fund and the Distributor.

XVI.                     Assignment.

Distributor may assign its rights hereunder to any Affiliate to the extent permitted by the 1940 Act and the rules thereunder.  The Fund may also assign its rights hereunder to the extent permitted by the 1940 Act and the rules thereunder.  Any other assignment will result in immediate termination of this Agreement.

XVII.                Non-Solicitation.

During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Distributor’s employees, and the Fund shall cause the sponsor, advisor or other Affiliates of the Fund or any Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Distributor’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a Distributor employee by the Fund or any sponsor, advisor or other Affiliate of the Fund or any Fund if the Distributor employee was identified by such entity solely as a result of the Distributor employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

XVIII.           Miscellaneous.

A.                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

B.                                    Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

C.                                    Entire Agreement.  This Agreement and the related Fee Letter embody the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

D.                                    No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its Registration Statement or adopt any policies which would affect materially the obligations or responsibilities of Distributor hereunder without the prior written approval of Distributor, which approval shall not be unreasonably withheld or delayed.

E.                                     Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.                                      Information.  The Fund will provide such information and documentation as Distributor may reasonably request in connection with services provided by Distributor to the Fund or any Fund.

G.                                    Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

H.                                   Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

I.                                        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof except the Fund and each of the Fund.

J.                                        No Representations or Warranties.  Except as expressly provided in this Agreement, Distributor hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  Distributor disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

K.                                   Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

L.                                     Each of Distributor and the Fund acknowledge that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Fund. Each of Distributor and the Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

M.                                 The provisions of Section VI, Section IV.(B)(9), Section XI, Section XVII(L), and Section X shall survive any termination of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

VERSUS CAPITAL MULTI-MANAGER		FORESIDE FUNDS
REAL ESTATE INCOME FUND, LLC		DISTRIBUTORS LLC

By:	/s/ William Fuhs	By:	/s/ Mark Fairbanks
Name:	William Fuhs	Name: Mark A. Fairbanks
Title:	President & CFO	Title: President

EXHIBIT A

Compensation

SALES LOADS:

N/A

DISTRIBUTION FEE:

Each Fund will pay the Distributor an ongoing quarterly fee at an annualized rate of .75% of the net assets of the Fund and such fee shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the applicable Fund.